Exhibit 3.10

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:32 PM 11/21/2005
FILED 05:32 PM 11/21/2005
SRV 050949199 — 3023711 FILE
CERTIFICATE INCREASING
MAXIMUM NUMBER OF
SERIES G CONVERTIBLE PREFERRED STOCK
OF
PRESCIENT APPLIED INTELLIGENCE, INC.
     Pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware, it is hereby certified that:
     1. The name of the corporation (hereinafter referred to as the “Corporation”) is Prescient Applied Intelligence, Inc.
     2. The designation of the series of shares of stock of the corporation to which this certificate relates is Series G Convertible Preferred Stock, par value $.001 per share (the “Series G Preferred Stock:”).
     3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the said series of shares of stock were provided for in a resolution adopted by the Board of Directors of the corporation pursuant to authority expressly vested in it by the provisions of the certificate of incorporation of the corporation. A certificate setting forth the said resolutions has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware.
4. The Board of Directors of the corporation has adopted the following resolutions:
RESOLVED, that this Board of Directors has authorized the issuance of additional shares of the Series G Preferred Stock; and
FURTHER RESOLVED, that the maximum number of shares of Series G Preferred Stock shall be Four Hundred Eighty (480) shares; and
FURTHER RESOLVED, that the proper officers of the corporation be and hereby are authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware for the purpose of increasing the maximum number of said series of shares of stock.

     IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Thomas W. Aikcn, its Senior Vice President and Chief Financial Officer, this 21st day of November, 2005.

PRESCIENT APPLIED INTELLIGENCE, INC.

BY:	/s/ Thomas W. Aiken
Thomas W. Aiken